Exhibit 99.1

Media

Dan Greenfield

EarthLink

404-432-6526 (mobile)

greenfie@corp.earthlink.net

Investors

Michael Gallentine

EarthLink

404-748-7153

404-395-5155 (mobile)

gallentineml@corp.earthlink.net

VOICE SERVICES EXPANSION HIGHLIGHTS EARTHLINK THIRD QUARTER EARNINGS REPORT

Company Reports Record High Advertising and Value Added Services Revenue Per Subscriber

ATLANTA, OCTOBER 19, 2006– EarthLink, Inc. (NASDAQ: ELNK) today announced financial results for its third quarter ending September 30, 2006.  Highlights for the quarter include:

•                  Income from operations of $19.6 million

•                  Net loss of $3.2 million, or $0.02 per share

•                  Adjusted EBITDA (a non-GAAP measure) of $31.6 million

•                  Free cash flow (a non-GAAP measure) of $20.2 million

•                  Major expansion of households passed for DSL and Home Phone Service

•                  Increase in Helio marketing and distribution

“EarthLink continues to deploy, expand and execute on its strategic initiatives to become a total communications provider,” said Garry Betty, EarthLink president and CEO.  “During the quarter, our core access once again funded our voice, data and wireless investments.  We are also seeing a steady improvement in our non-access services as we reported our 13th consecutive quarter of record revenue from advertising and other value-added features.”

Operating and Financial Results

Revenue and Subscribers

For the quarter, total revenues increased to $331.3 million, a 4.5 percent increase from the third quarter of 2005.  The increase in total revenues was driven by growth in broadband and advertising and other value added services revenues, which outpaced declines in traditional narrowband service and web-hosting revenues.

Broadband revenues increased to $149.4 million, a 36.7 percent increase compared to the third quarter of 2005, driven primarily by growth in business and voice services.  The third quarter of 2006 saw a significant increase in households passed for EarthLink’s various voice products.  Late in the quarter, EarthLink launched DSL and Home Phone Service in eight additional markets to over ten million households nationwide.  This expansion significantly increases EarthLink’s ability to market its high speed DSL and Home Phone Service bundle at prices starting at $49.95.

During the quarter, EarthLink renewed its cable Internet agreement with Time Warner Cable covering 27 million households.  EarthLink and Embarq Corp [NYSE: EQ] have elected to not renew their DSL broadband agreement that is set to expire effective April 2007.  For the third quarter 2006, EarthLink recorded $7.7 million in revenue and included 751,000 subscribers in its broadband and total paying subscriber count under the agreement.

For the third quarter of 2006, EarthLink added 47,000 net broadband customers, which include 10,000 net voice subscribers.  EarthLink ended the quarter with 1.9 million broadband subscribers, an increase of 20.3 percent from the third quarter of 2005.

For the thirteenth quarter in a row, EarthLink increased its advertising and other value added services revenue, growing to $22.4 million or a 35.5 percent increase compared to the third quarter of 2005.  This increase was driven primarily by search, incremental products and advertising.  EarthLink now generates $16.68 per average customer per year in incremental revenue, which is an all-time record high for the company.

While EarthLink continued to experience growth in its strategic broadband and value added services, narrowband and web-hosting services continued to decline.  For the quarter, narrowband revenues decreased 16.8 percent to $150.8 million and web-hosting revenues declined 12.6 percent to $8.7 million. Narrowband subscribers declined by 81,000 net subscribers to end the quarter at 3.3 million, an 8.8 percent decrease from the third quarter of 2005.  Additionally, EarthLink ended the quarter with 116,000 web hosting accounts, a decrease of 11.5 percent from the third quarter of 2005.

Profitability

During the quarter, EarthLink increased operating and marketing expenses to further develop and market its various strategic broadband growth initiatives, including voice and municipal Wi-Fi services.  As a result, for the third quarter of 2006, earnings before interest, income taxes, depreciation, amortization, net losses of equity affiliate, gain on investments in other companies, net, and facility exit and restructuring costs (Adjusted EBITDA) (a non-GAAP measure) was $31.6 million, a 43.1 percent decrease compared to the third quarter of 2005.

During the third quarter of 2006, EarthLink’s wireless joint venture, HELIO, significantly increased operating activities.  Specifically, HELIO increased distribution to over 2,500 retail doors and initiated a national television and print marketing campaign.  As a result of the increase in HELIO’s operating activities, EarthLink recorded an equity loss of $26.2 million in the quarter, compared to an equity loss of $4.6 million in the third quarter of 2005.  The increase in spending related to HELIO and the broadband growth initiatives noted above resulted in a net loss for the quarter of $3.2 million, or $0.02 per share, compared to net income of $36.4 million, or $0.27 per share, in the prior year quarter.

Balance Sheet and Cash Flow

As a result of the increase in activity related to EarthLink’s strategic growth initiatives, free cash flow (a non-GAAP measure) decreased during the quarter to $20.2 million, or 55.1 percent from the third quarter of 2005.

During the third quarter of 2006, EarthLink purchased approximately 8.0 million shares of its common stock for $58.7 million pursuant to its share repurchase program.  Since the program’s inception in August 2002, EarthLink has repurchased 61.4 million shares of its common stock for $504.2 million. Also during the quarter, EarthLink invested $39.0 million of cash in the HELIO wireless joint venture.

Non-GAAP Measures

Adjusted EBITDA is defined as earnings before interest income and expense, income taxes, depreciation and amortization, net losses of equity affiliate, gain on investments in other companies, net, and facility exit and restructuring costs.  Free cash flow is defined as income from operations before facility exit and restructuring costs and depreciation and amortization, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 3 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Business Outlook

These statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  EarthLink undertakes no obligation to update these statements.

For the fourth quarter of 2006, EarthLink expects to add 25,000 to 50,000 subscribers.  Revenues for the quarter are expected to be $330 million to $335 million.  EarthLink expects adjusted EBITDA to be $20 million to $25 million and expects a net loss of $15 million to $25 million, including an expected equity method loss of $30 million to $35 million attributable to EarthLink’s proportionate share of the losses of the HELIO wireless joint venture.

Conference Call for Analysts and Investors

Investors in the U.S. and Canada interested in participating in the conference call on October 19, 2006 at 8:30 a.m. Eastern Daylight Time (EDT) may dial 1-800-706-0730 and reference the EarthLink call. Other international investors may dial 1-706-634-5173 and also reference the EarthLink call. EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time.  Investors also will have the opportunity to listen to a live Webcast of the conference call via the Internet at the following site:

http://phx.corporate-ir.net/phoenix.zhtml?c=77594&p=irol-IRHome .

A taped replay will be available beginning at 11:30 a.m. EDT on October 19, 2006 through midnight on October 26, 2006 by dialing 1-800-642-1687. International callers should dial 1-706-645-9291. The replay confirmation code is 8286797.

The Webcast of this call will be archived on our site at:

http://phx.corporate-ir.net/phoenix.zhtml?c=77594&p=irol-audioArchives ..

About EarthLink

“EarthLink. We revolve around you™.” As the nation’s next generation Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. Serving over five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it’s dial-up, high-speed, voice, web hosting, wireless or “EarthLink Extras” like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.EarthLink.net.

# # #

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any obligation to update any forward-looking statements contained herein, except as may be required pursuant to applicable law. With respect to forward-looking statements in this press release, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995.  These risks include, without limitation, (1) that we may be unable to successfully enhance existing or develop or offer new products and services in a cost-effective or timely manner to meet customer demand in the rapidly evolving market for Internet, wireless and IP-based communications services, including new products and services offered in connection with our voice and municipal broadband network initiatives; (2) that we may not realize the benefits we are seeking from our investments in the HELIO joint venture or our other investment activities, as a result of lower than predicted revenues or subscriber levels of the companies in which we invest, larger funding requirements for those companies or otherwise; (3) that our service offerings may fail to be competitive with existing and new competitors; (4) that competitive product, price or marketing pressures could cause us to lose existing customers to competitors, or may cause us to reduce prices for our services which would adversely impact average revenue per user; (5) that we may experience significant fluctuations in our operating results and rate of growth and may not be profitable in the future; (6) that we may not be successful in making and integrating acquisitions and investments into our business, which could result in operating difficulties; (7) that the continued decline of our narrowband revenues would adversely affect us; (8) that we may not be able to successfully execute our broadband strategy which could materially and adversely affect our subscriber growth rates, future overall revenues and profitability; (9) that we may be unable to maintain or increase our customer levels if ILECs and cable companies do not provide last mile broadband access to us on a wholesale basis or on terms or at prices that allow us to grow and be profitable in the broadband market, especially as a result of the U.S. Supreme Court ruling and FCC order concerning wholesale broadband access; (10) that our commercial, marketing and other alliance arrangements, may not be renewed, may be terminated, or may not be as beneficial to us as we anticipate; (11) that the market for VoIP services may not develop as anticipated; (12) that we may not generate the returns anticipated on our investments to construct and deploy municipal wireless broadband networks; (13) that our third-party network providers may be unwilling or unable to provide Internet, wireline and wireless telecommunications access; (14) that our third-party providers for technical and customer support and billing services may be unable to provide these services on an economical basis or at all; (15) that service interruptions or impediments could harm our business; (16) that business failures and mergers in the telecommunications industry may inhibit our ability to manage our costs; (17) that government regulations could force us to change our business practices; (18) that we may be unable to protect our proprietary technologies or successfully defend infringement claims and that we may be required to enter licensing arrangements on unfavorable terms; (19) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (20) that we could face substantial liabilities if we are unable to successfully defend against legal actions; (21) that we may not be able to continually develop effective business systems, processes and personnel to support our business; (22) that we may be unable to hire and retain qualified personnel, including our key executive officers; (23) that our stock price has been volatile and may continue to be volatile; (24) that provisions in our certificate of incorporation, bylaws and shareholder rights plan could limit our share price and delay a change of management; and (25) that some other unforeseen difficulties may occur. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2005.

Consolidated Financial Highlights

Statement of Operations Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006
		(dollars in thousands, except per share data)
Revenues:
Narrowband access	$181,242	$150,842	$570,420	$472,797
Broadband access	109,308	149,404	330,382	409,355
Advertising and other value-added services	16,507	22,375	45,547	63,921
Web hosting	9,939	8,688	31,075	27,044
Total revenues	316,996	331,309	977,424	973,117

Operating costs and expenses:
Telecommunications service and equipment costs	90,156	112,790	279,017	313,163
Sales incentives	2,222	1,626	6,744	4,535
Total cost of revenues	92,378	114,416	285,761	317,698

Sales and marketing	92,749	93,926	291,249	290,701
Operations and customer support	57,821	66,683	178,729	193,904
General and administrative	26,891	33,286	82,328	95,937
Acquisition-related amortization	2,828	3,372	9,668	8,407
Facility exit and restructuring costs (1)	1,301	—	2,008	(117)
Total operating costs and expenses	273,968	311,683	849,743	906,530

Income from operations	43,028	19,626	127,681	66,587
Gain on investments in other companies, net	—	25	2,437	377
Net losses of equity affiliate	(4,592)	(26,174)	(6,934)	(49,116)
Interest income and other, net	3,400	3,272	9,211	11,822
Income (loss) before income taxes	41,836	(3,251)	132,395	29,670
Provision (benefit) for income taxes (2)	5,401	(69)	18,765	(69)
Net income (loss)	$36,435	$(3,182)	$113,630	$29,739
Basic net income (loss) per share	$0.28	$(0.02)	$0.82	$0.23
Diluted net income (loss) per share	$0.27	$(0.02)	$0.80	$0.22
Basic weighted average common shares outstanding	132,444	128,321	139,056	130,863
Diluted weighted average common shares outstanding	134,709	128,321	141,621	132,769

Other Financial Data

Earnings Before Interest; Income Taxes; Depreciation and Amortization; Net Losses of Equity Affiliate; Gain on Investments  in Other Companies, net; and Facility Exit and Restructuring Costs (Adjusted EBITDA, a non-GAAP measure) (3):

Reconciliation of net income (loss) to Adjusted EBITDA (3):
Net income (loss)	$36,435	$(3,182)	$113,630	$29,739
Provision (benefit) for income taxes (2)	5,401	(69)	18,765	(69)
Depreciation and amortization	11,194	11,986	36,704	33,796
Gain on investments in other companies, net	—	(25)	(2,437)	(377)
Net losses of equity affiliate	4,592	26,174	6,934	49,116
Interest income and other, net	(3,400)	(3,272)	(9,211)	(11,822)
Facility exit and restructuring costs (1)	1,301	—	2,008	(117)
Adjusted EBITDA (3)	$55,523	$31,612	$166,393	$100,266

Depreciation and amortization:
Depreciation - cost of revenues	$4,438	$4,498	$14,276	$13,852
Depreciation - other	3,928	4,116	12,760	11,537
Acquisition-related amortization	2,828	3,372	9,668	8,407
Depreciation and amortization	$11,194	$11,986	$36,704	$33,796

Free Cash Flow (a non-GAAP measure) (3):

Reconciliation of income from operations to free cash flow (3):
Income from operations	$43,028	$19,626	$127,681	$66,587
Facility exit and restructuring costs (1)	1,301	—	2,008	(117)
Depreciation and amortization	11,194	11,986	36,704	33,796
Purchases of property and equipment	(10,137)	(10,538)	(26,659)	(24,395)
Purchases of subscriber bases	(356)	(841)	(4,806)	(2,636)
Free cash flow (3)	$45,030	$20,233	$134,928	$73,235

Other Data

	September 30,	December 31,	June 30,	September 30,
	2005	2005	2006	2006
Key Operating Data:
Narrowband subscribers	3,650,000	3,580,000	3,411,000	3,330,000
Broadband subscribers	1,544,000	1,608,000	1,810,000	1,857,000
Web hosting accounts	131,000	127,000	119,000	116,000
Total subscriber count at end of period	5,325,000	5,315,000	5,340,000	5,303,000

Number of employees at end of period (4)	1,823	1,732	2,211	2,250

	September 30,	December 31,	June 30,	September 30,
	2005	2005	2006	2006
		(in thousands)
Balance Sheet Data:
Cash and marketable securities	$400,911	$422,119	$236,256	$158,187
Stockholders’ equity	490,191	521,864	569,846	501,295

Reconciliation of Guidance Provided in Non-GAAP Measures (amounts are estimates) (3)

	Three Months	Year
	Ending	Ending
	December 31,	December 31,
	2006	2006
	(in millions)
Reconciliation of Net Income (Loss) to Adjusted EBITDA (3):
Net income (loss)	$(25) - $(15)	$5- $15
Depreciation	9	34
Acquisition-related amortization	4	12
Net losses of equity affiliate	30 - 35	80 - 85
Interest income and other, net	(3)	(16)
Adjusted EBITDA (3)	$20 - $25	$120 - $125

Footnotes

(1).                             EarthLink periodically evaluates and adjusts its estimates for facility exit and restructuring costs based on currently-available information. Such adjustments are included as facility exit and restructuring costs in the respective period.

(2).                             The provision for income taxes during the three and nine months ended September 30, 2005 consisted of $1.7 million and $4.4 million state income and federal and state alternative minimum tax (“AMT”) amounts due, respectively, and the AMT was payable primarily due to the net operating loss carryforward limitations associated with the AMT calculation. The provision for income taxes during the three and nine months ended September 30, 2005 also included a non-cash, deferred tax provision of $3.7 million and $14.4 million, respectively, associated with the utilization of net operating loss carryforwards which were acquired in connection with the acquisitions of OneMain.com, Inc., PeoplePC Inc. and Cidco Incorporated.

EarthLink has recorded income taxes at an effective annual tax rate of nearly 0% during the three and nine months ended September 30, 2006 based on management's current expectations.

EarthLink continues to maintain a valuation allowance against its unrealized deferred tax assets, and EarthLink may recognize deferred tax assets in future periods when they are estimated to be realizable.  To the extent EarthLink reports income in future periods, EarthLink intends to use its net operating loss carryforwards to the extent available to offset taxable income and reduce cash outflows for income taxes.

(3).                             Earnings before interest income and expense, income taxes, depreciation and amortization, net losses of equity affiliate, gain on investments in other companies, net, and facility exit and restructuring costs (Adjusted EBITDA) and free cash flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.  Since the elements of these financial performance measures are determined using the accrual basis of accounting and exclude the effects of certain capital, financing, acquisition-related, and facility exit and restructuring costs, investors should use them to analyze and compare companies on the basis of current period operating performance.

(4).          Represents full-time equivalents.